Exhibit 10.14

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of August, 19, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company (“Guarantor”), in favor of Goldman Sachs Bank USA, a New York state-chartered bank, as buyer (“Buyer”).

RECITALS

A. Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and TPG RE Finance 2, Ltd., a Cayman Islands exempted company (“Seller”), Seller has agreed to sell to Buyer, certain Purchased Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Buyer, Seller and U.S. Bank National Association (“Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge and Security Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by TPG RE Finance Pledgor 2, LLC, a Delaware limited liability company (“Pledgor”) in favor of Buyer, Pledgor has pledged to Buyer all of the Pledged Collateral (as defined in the Pledge Agreement). The Repurchase Agreement, the Custodial Agreement, the Depository Agreement, the Servicing Agreement, the Fee Letter, the Pledge Agreement and this Guarantee shall be referred to herein as the “Transaction Documents”.

B. Guarantor indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement.

C. It is a condition precedent to Buyer acquiring the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:

1. Defined Terms. Each of the definitions set forth on Exhibit A hereto are, solely for the purpose of Section 9 hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are intended to be used as such terms are so defined in the Repurchase Agreement.

2. Guarantee. (a) Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (i) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, (iii) all fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any obligation of Guarantor hereunder and (iv) any other obligations of Seller and Pledgor with respect to Buyer under each of the Transaction Documents (collectively, the “Obligations”) subject to applicable notice and cure periods set forth in the Transaction Documents.

(b) Notwithstanding anything herein to the contrary, but subject to Sections 2(c) and 2(d) below, which shall control, the maximum liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed twenty-five percent (25%) of the Obligations; provided, however, such limitation on the maximum liability of Guarantor shall not apply to any Obligations of Seller to repurchase any Ineligible Assets in accordance with Article 12(c) of the Repurchase Agreement.

(c) Notwithstanding the foregoing, or any other provision herein to the contrary, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Seller and Guarantor, jointly and severally, upon the occurrence of any of the following:

(i) any breach of the covenants set forth in Article 11(v) of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller with the assets and/or liabilities of any other entity in a federal or state bankruptcy or insolvency proceeding;

(ii) a voluntary bankruptcy, insolvency, liquidation, wind up, or scheme of arrangement proceeding is commenced by Seller in the United States, Cayman Islands or any other jurisdiction;

(iii) Seller, Pledgor or Guarantor consents to or joins in an application for an appointment of a custodian, receiver, trustee, liquidator or examiner for Seller in the United States, Cayman Islands or any other jurisdiction; and

(iv) Seller, Pledgor or Guarantor files an answer consenting to or joining in or colluding or conspiring with respect to an involuntary petition filed against Seller, Pledgor or Guarantor, by any other person under the Bankruptcy Code or any other bankruptcy, insolvency, liquidation, wind up or scheme of arrangement law, or solicits, or causes to be solicited, creditors for any involuntary petition against Seller, Pledgor or Guarantor from any person, in any case, in the United States, Cayman Islands or any other jurisdiction.

(d) In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Buyer for any costs, losses, claims, expenses or other liabilities actually incurred by Buyer resulting from any of the following matters:

(i) fraud, intentional misrepresentation, gross negligence, or willful misconduct by Seller, Pledgor or Guarantor, or any of their respective Affiliates, in connection with the execution and delivery of this Guarantee, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii) Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens encumbering any or all of the Purchased Assets that are not permitted under the Transaction Documents; and

(iii) any material breach by Seller, Pledgor or Guarantor, or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any hazardous substances, in each case in any way affecting any or all of the Purchased Assets; provided that the guarantee set forth in this Section 2(d)(iii) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default pursuant to a public or private sale or strict foreclosure, or other similar enforcement proceeding but solely to the extent that the occurrence giving rise to Buyer’s liability under this Section 2(d)(iii) (A) first arose after such Purchased Asset was transferred or assumed and (B) is unrelated to any act or omission of Seller, Pledgor or Guarantor.

(e) Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(f) Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting against, Guarantor under this Guarantee after the occurrence of a Default and during the continuance of an Event of Default. This Guarantee shall remain in full force and effect until the date upon which the Obligations are paid in full.

(g) No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Agreement until the Obligations are paid in full, but subject to the limitations on Guarantor’s liability under Section 2(b) above.

(h) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller or Pledgor to Buyer under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents.

4. Amendments, etc. with Respect to the Obligations. Subject to Section 6 hereof, until the Obligations shall have been paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or the Guarantee with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i) Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.

(ii) Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantor, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii) Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, wind up, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer, without set-off or counterclaim in United States Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee and the other Transaction Documents;

(b) This Guarantee has been duly executed by it, for good and valuable consideration. This Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(c) Guarantor does not have actual knowledge of any event having occurred that would make Guarantor unable to perform in all respects all covenants and obligations contained in this Guarantee applicable to it;

(d) The execution, delivery and performance of this Guarantee will not violate (i) its organizational requirements, (ii) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (iv) any applicable Requirement of Law;

(e) Except as disclosed to Buyer in writing by Guarantor, there is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened in writing by or against Guarantor or against its assets (i) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (ii) that could reasonably be expected to have a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;

(f) Except as disclosed in writing to Buyer by Guarantor prior to the date hereof, Guarantor has filed or caused to be filed federal all other material tax returns which, are required to be filed and has paid all taxes shown to be due and payable on said returns and, to the knowledge of Guarantor, all other taxes, fees or other charges imposed on it or any of the property of Guarantor by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no material tax lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge; and

(g) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guarantee, (ii) the legality, validity, binding effect or enforceability of this Guarantee against it or (iii) the consummation of the transactions contemplated by this Guarantee, except filing obligations with the Securities and Exchange Commission arising in the ordinary course of Guarantor’s business as a public company, including, without limitation, 8K, 10Q and 10K filings, which have been obtained and are in full force and effect

(h) Attached hereto as Exhibit B is a true, accurate and complete list of all single asset credit facilities entered into between Guarantor or its Affiliates and Deutsche Bank AG, New York Branch (individually, a “Single Asset Credit Facility” and, collectively, the “Single Asset Credit Facilities”). As of the date hereof, no Single Asset Credit Facility is cross-collateralized or cross-defaulted with any other Single Asset Credit Facility.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9. Financial Covenants.

(a) Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor shall not, with respect to itself and its Subsidiaries, directly or indirectly:

(i) permit the ratio of Total Indebtedness to Total Equity to exceed 3.0 to 1.0;

(ii) permit (A) Cash and Cash Equivalents at any time to be less than Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), and (B) Cash Liquidity at any time to be less than Twenty Million and No/100 Dollars ($20,000,000.00);

(iii) permit the Tangible Net Worth to fall below the sum of (A) one hundred fifty percent (150%) of the Maximum Facility Amount, plus (B) seventy-five percent (75%) of net cash proceeds of any equity issuances by Guarantor or TRT that occur after the date hereof; provided, however, that during a Wind Down Period or Term Out Period, a breach of this Section 9(a)(iii)(B) shall not give rise to a default or Event of Default under this Agreement or the Transaction Documents so long as Principal Proceeds are applied in accordance with Article 5(e) of the Repurchase Agreement; and

(iv) permit the ratio of EBITDA to Fixed Charges for such fiscal quarter to be less than 1.5 to 1.0.

(b) Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate in the form of Exhibit IX to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Article 11(i) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Buyer and Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Buyer or disclosed in any Form 8-K filed by Guarantor with the Securities and Exchange Commission which would reasonably be expected to have a material adverse effect on Guarantor’s ability to comply with the covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Covenant Compliance Certificates other than those required under Article 11(i) of the Repurchase Agreement.

(c) Notwithstanding anything to the contrary contained in this Guarantee, in the event that Guarantor, Seller or any Affiliate thereof that is a Subsidiary of Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility (other than the Single Asset Credit Facilities) with any other lender or repurchase buyer with terms more favorable to the repurchase buyer or lender thereunder than the covenants in this Section 9, then this Section 9 shall be deemed to be automatically modified to such more favorable terms; provided, however, that the foregoing limitation with respect to the Single Asset Credit Facilities shall not apply upon the occurrence of a Single Asset Credit Facility Restructuring (as defined in Section 10(f)).

10. Further Covenants of Guarantor:

(a) Taxes. Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges shown as due and payable on such returns and all other material taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. No tax liens have been filed against Guarantor or any of Guarantor’s assets (other than liens for taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP), and, to the knowledge of Guarantor, as of the date hereof, no claims are being asserted with respect to any such taxes, fees or other charges.

(b) Anti-Money Laundering, Anti-Corruption and Economic Sanctions.

(i) Guarantor is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(ii) Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement); provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Guarantor on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates, that neither Guarantor, nor, any of its Affiliates, is a Prohibited Investor and Guarantor is not acting on behalf of or on behalf of any Prohibited Investor. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(c) Office of Foreign Assets Control. Guarantor warrants, represents and covenants that neither Seller, any of its Affiliates or the Assets are or will be an entity or Person that is or is owned or controlled by a Person (A) that is subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), or (B) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control’s most current list of “Specifically Designed National and Blocked Persons” (any Persons described in the foregoing clauses (A) or (B) are herein referred to as “Prohibited Persons”). Guarantor covenants and agrees that, with respect to the Transactions under this Agreement, none of Guarantor or, to

Guarantor’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, Assets or dealings, with any Prohibited Person. Guarantor further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of any Prohibited Person.

(d) [Intentionally Omitted]

(e) Limitation on Distributions. After the occurrence and during the continuation of any monetary or material non-monetary Default or any Event of Default and so long as any Obligations remain outstanding, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor. Notwithstanding the foregoing, Guarantor shall be permitted to make distributions, provided that such distributions are limited to the minimum amount necessary to maintain REIT status as required under the Code and such distributions are actually used to maintain REIT status under the Code.

(f) Single Asset Credit Facilities. No later than two (2) days after the occurrence of a Single Asset Credit Facility Restructuring, Guarantor shall provide Buyer written notice of any such Single Asset Credit Facility Restructuring. For purposes of this Guarantee, a “Single Asset Credit Facility Restructuring” shall mean any modification or amendment to a Single Asset Credit Facility resulting in any of the following: (i) one or more Single Asset Credit Facility shall become cross-collateralized and cross-defaulted with any other Single Asset Credit Facility and contain uniform financial covenants or (ii) one or more Single Asset Credit Facility shall otherwise be restructured with any other Single Asset Credit Facility such that the resulting facility is similar to the transactions contemplated by the Transaction Documents.

11. Right of Set-Off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guarantee shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and permitted assigns. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

16. Notices. Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Mr. Jeffrey Dawkins

Telephone: 212-###-####

Fax: (212) ###-####

E-Mail: ###############@gs.com;

E-Mail: #########################@gs.com

With copies to:	Paul Hastings LLP 75 East 55th Street New York, NY 10022 Attention: Lisa A. Chaney, Esq. Telecopy: (212) ###-#### Email: ##########@paulhastings.com

Guarantor:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention: Ian McColough

Telephone: 212-###-####

Email: ##########@tpg.com

and:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention: Jason Ruckman

Telephone: 212-###-####

Email: ########@tpg.com

With copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) ###-#### Email: ###########@ropesgray.com

17. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTEE OR RELATING IN ANY WAY TO THIS GUARANTEE, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18. Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19. Counterparts. This Guarantee may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guarantee shall be effective as delivery of an original executed counterpart of this Guarantee.

20. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b) Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and

(c) no joint venture exists between or among any of Buyer, Guarantor and/or Seller.

21. WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

22. Survival. Notwithstanding any Replacement Guarantee executed in accordance with Article 3(m) of the Repurchase Agreement, in the event of any Act of Insolvency with respect to Replacement Guarantor, Guarantor shall remain liable for any and all amounts of Replacement Guarantor during any “look back” period under applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Clive D. Bode
Name: Clive D. Bode
Title: Vice President

EXHIBIT A

FINANCIAL COVENANTS DEFINITIONS

“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Affiliates under any subscription credit facilities of such Person or its Affiliates.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash” shall mean money, currency or a credit balance in any demand or deposit account, other than an account evidenced by a negotiable certificate of deposit.

“Cash Equivalents” shall mean, as of any date of determination:

(i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iv) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; and

(v) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iv) above.

“Cash Liquidity” shall mean, for any Person and its consolidated Subsidiaries, the sum of (i) the amount of Cash and Cash Equivalents held by such Persons at such time, (ii) Available Borrowing Capacity, and, without duplication, (iii) unfunded, unconditioned, unencumbered and irrevocable capital commitments from institutional investors callable as of right by such Person or its Affiliates.

“Contingent Liabilities” shall mean, with respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below), (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), and (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).

“Contractual Obligations” shall mean, as to any Person, any provision of any securities issued by such Person or of any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“EBITDA” shall mean, for each fiscal quarter, with respect to any Person and its consolidated Subsidiaries, an amount equal to the sum of:

(a) Net Income (or loss) of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense and (iv) extraordinary or non-recurring gains and losses, plus

(b) such Person’s proportionate share of Net Income of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such fiscal quarter, plus

(c) amounts deducted in accordance with GAAP in respect of non-cash expenses in determining Net Income of such Person.

“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Fixed Charges” shall mean, with respect to any Person and for the applicable measurement period, the sum of (a) debt service, (b) all preferred dividends, (c) Capitalized Lease Obligations paid or accrued during such period, (d) capital expenditures (if any), and (e) any amounts payable under any ground lease.

“Guarantee” shall mean, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean as to any Person at a particular time, without duplication, all of the following, to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(i) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);

(ii) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities;

(iii) Capitalized Lease Obligations;

(iv) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment);

(v) Off-Balance Sheet Obligations;

(vi) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(vii) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock));

(viii) net obligations under any Swap Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Swap Termination Value thereof;

(ix) all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guaranty of customary non-recourse exceptions);

(x) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted under the Repurchase Agreement) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;

(xi) all Contingent Liabilities;

(xii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;

(xiii) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and

(xiv) obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension or payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs; provided, however, that “Intangible Assets” for any Person shall exclude mortgage loan servicing rights and/or special servicing rights of such Person and its consolidated Subsidiaries.

“Net Income” shall mean, with respect to any Person for any period, the consolidated net income for such period of such Person as reported in such Person’s financial statements prepared in accordance with GAAP.

“Non-Recourse Indebtedness” shall mean Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Off-Balance Sheet Obligations” shall mean, with respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Tangible Net Worth” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, (a) all amounts which would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person from any Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) Intangible Assets and (iii) prepaid taxes and/or expenses, all on or as of such date.

“Total Equity” shall mean all paid-in capital of Guarantor, as determined in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, the aggregate Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet) of such Person plus the proportionate share of all Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP.

“Unrestricted Cash” shall mean, on any date, with respect to any Person and its Subsidiaries on a consolidated basis, (i) Cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person or any of its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such Person or any of its Subsidiaries as deposits or security for Contractual Obligations.

EXECUTION VERSION

FIRST AMENDMENT TO GUARANTEE AGREEMENT

This First Amendment to Guarantee Agreement (this “Amendment”), dated as of November 3, 2016, is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”), and TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Guarantee (as defined below).

W I T N E S S E T H:

WHEREAS, Guarantor and Buyer have entered into that certain Guarantee Agreement, dated as of August 19, 2015 (the “Guarantee”) relating to that certain Master Repurchase and Securities Contract Agreement dated as of August 19, 2015, by and between TPG RE Finance 2, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”), and Buyer, as the same may have been amended, restated, supplemented or otherwise modified from time to time; and

WHEREAS, Guarantor and Buyer wish to modify certain terms and provisions of the Guarantee.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to the Guarantee. The Guarantee is hereby amended as follows:

(a) Section 9(iii) of the Guarantee is hereby deleted in its entirety and replaced with the following:

“(iii) permit the Tangible Net Worth to fall below the sum of (A) seventy-five percent (75%) of net cash proceeds of any equity issuances that have been made and capital contributions received by Guarantor or TRT, without duplication, as of November 3, 2016, plus (B) seventy-five percent (75%) of net cash proceeds of any equity issuances that have been made and capital contributions received by Guarantor or TRT, without duplication, after November 3, 2016; provided, however, that during a Wind Down Period or Term Out Period, a breach of this Section 9(a)(iii) shall not give rise to a default or Event of Default under this Agreement or the Transaction Documents so long as Principal Proceeds are applied in accordance with Article 5(e) of the Repurchase Agreement; and”

(b) The definition of “Tangible Net Worth” set forth in Exhibit A to the Guarantee is hereby deleted in its entirety and replaced with the following:

“‘Tangible Net Worth’ shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.”

2. Retroactive Effectiveness. Buyer and Guarantor hereby intend and agree that the amendments to the Guarantee set forth in Section 1 of this Amendment shall be effective as of November 3, 2016, and at all times thereafter, with the same force and effect as if this Amendment had been executed on that date.

3. Continuing Effect; Reaffirmation of Guarantee. As amended by this Amendment, all terms, covenants and provisions of the Guarantee are ratified and confirmed and shall remain in full force and effect.

1

EXECUTION VERSION

4. Binding Effect; No Partnership; Counterparts. The provisions of the Guarantee, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

5. Further Agreements. Guarantor agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

6. Governing Law. The provisions of Section 15 of the Guarantee are incorporated herein by reference.

7. Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

8. References to Transaction Documents. All references to the Guarantee in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after November 3, 2016, be deemed a reference to the Guarantee as amended hereby, unless the context expressly requires otherwise.

[NO FURTHER TEXT ON THIS PAGE]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

[Signature Page to First Amendment to Guarantee Agreement]

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

[Signature Page to First Amendment to Guarantee Agreement]